Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-164220

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Amount of registration fee(1)
5.750% Senior Notes due 2040	$750,000,000	$53,475
Floating Rate Senior Notes due 2012	$250,000,000	$17,825
Guarantee of Berkshire Hathaway Inc. of 5.750% Senior Notes due 2040(2)	N/A	—
Guarantee of Berkshire Hathaway Inc. of Floating Rate Senior Notes due 2012(2)	N/A	—
TOTAL	$1,000,000,000	$71,300.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. In accordance with Rule 456(b) and 457(r), the registrant is deferring payment of all of the registration fees and will pay such fees on a pay-as-you-go-basis.
(2)	Pursuant to Rule 457(n), no separate fee for the guarantee is payable.

$1,000,000,000

Berkshire Hathaway Finance Corporation

$750,000,000

5.750% Senior Notes due 2040

Issue price 98.802%

Interest payable January 15 and July 15

$250,000,000

Floating Rate Senior Notes due 2012

Issue price 100%

Interest payable January 13, April 13, July 13 and October 13

Unconditionally and irrevocably guaranteed by

Berkshire Hathaway Inc.

We are offering $750,000,000 of our 5.750% senior notes due 2040 and $250,000,000 of Floating Rate Senior Notes due 2012. Interest on the 5.750% Senior Notes due 2040 will accrue from the date of original issuance, expected to be January 13, 2010 and will be payable on January 15 and July 15 of each year, commencing on July 15, 2010. Interest on the Floating Rate Senior Notes due 2012 will accrue from the date of original issuance, expected to be January 13, 2010 and will be payable on January 13, April 13, July 13, and October 13 of each year, commencing on April 13, 2010. The 5.750% Senior Notes due 2040 will mature on January 15, 2040. The Floating Rate Senior Notes due 2012 will mature on January 13, 2012. All of Berkshire Hathaway Finance Corporation’s obligations under the notes will be unconditionally and irrevocably guaranteed by Berkshire Hathaway Inc.

The notes will be senior unsecured indebtedness of Berkshire Hathaway Finance Corporation and will rank equally with all its other existing and future senior unsecured indebtedness. The guarantee will be a senior unsecured obligation of Berkshire Hathaway Inc. and will rank equally with all of its other existing and future senior unsecured obligations.

We may redeem the 5.750% Senior Notes due 2040, in whole or in part, at any time at the redemption prices described beginning on page 11. Berkshire Hathaway Finance Corporation will not have the right to redeem the Floating Rate Senior Notes due 2012. The notes are not subject to a sinking fund provision.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The material risks involved in investing in our debt securities are described in the “Risk factors” section starting on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds, Before Expenses, to Berkshire Hathaway Finance Corporation

Per 5.750% Senior Notes due 2040	98.802%	0.875%	97.927%

Per Floating Rate Senior Notes due 2012	100%	0.150%	99.850%
Total	$991,015,000	$6,937,500	$984,077,500
(1)	Plus accrued interest from January 13, 2010 if delivery of the notes occurs after such date.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants including Euroclear and Clearstream on or about January 13, 2010.

Sole Book-Running Manager

J.P. Morgan

Joint Lead Manager

Wells Fargo Securities

January 6, 2010

You should read this prospectus carefully before you invest in the notes. This document contains or incorporates by reference important information you should consider before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with any different or additional information. You should not assume that the information contained in this prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus, or the date of such incorporated information.

About this prospectus

This prospectus describes the specific terms of the notes we are offering and certain other matters relating to our business. Generally, when we refer to this prospectus, we are referring to this document and the information incorporated by reference. Before purchasing any notes, you should carefully read this prospectus, together with the additional information described under the heading “Where you can find more information.”

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

In this prospectus, unless otherwise specified or the context otherwise requires, references to “dollars” and “$” are to U.S. dollars. Unless the context implies otherwise, references in this prospectus to “we,” “us” or “our” are references to either Berkshire Hathaway Inc. (“Berkshire”) or Berkshire Hathaway Finance Corporation (“BHFC”) or both.

This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus.

We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

Where you can find more information

BHFC is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12h-5 thereunder. Berkshire is, however, subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, Berkshire files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document Berkshire files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. These SEC filings are also available to the public from the SEC’s website at www.sec.gov. In addition, Berkshire’s Class A common stock and Class B common stock are listed on the New York Stock Exchange, and its reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

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Incorporation by reference

In this document BHFC and Berkshire “incorporate by reference” the information that Berkshire files with the SEC, which means that they can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. BHFC and Berkshire incorporate by reference the documents listed below and any future filings made by either of them with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

•	Berkshire’s Annual Report on Form 10-K for the year ended December 31, 2008,

•	Berkshire’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and

•	Berkshire’s Current Reports on Form 8-K filed with the SEC on March 2, 2009, July 7, 2009, November 3, 2009 and December 23, 2009.

Berkshire will provide to each person to whom a copy of this prospectus is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning Berkshire at:

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Attn: Jo Ellen Rieck

Tel: (402) 346-1400

Forward-looking information

Certain statements contained, or incorporated by reference, in this prospectus are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by BHFC or Berkshire, which may be provided by management are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about BHFC and Berkshire, economic and market factors and the industries in which they do business, among other things. These statements are not guarantees of future performance and neither BHFC nor Berkshire has any specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could

ii

cause Berkshire’s actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, continuing volatility in the capital or credit markets and other changes in the securities and capital markets, changes in market prices of Berkshire’s investments in fixed maturity and equity securities, losses realized from derivative contracts, the occurrence of one or more catastrophic events, such as an earthquake, hurricane, or act of terrorism that causes losses insured by Berkshire’s insurance subsidiaries, changes in insurance laws or regulations, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which Berkshire and its affiliates do business.

Unless required by law, neither of Berkshire nor BHFC undertakes any obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

iii

Summary

The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should carefully read the entire prospectus and the information incorporated into this prospectus by reference before making an investment decision.

Berkshire Hathaway Inc.

Berkshire, a Delaware corporation, is a holding company owning subsidiaries that engage in a number of diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, services and retailing. Included in the group of subsidiaries that underwrite property and casualty insurance and reinsurance is GEICO, the third largest auto insurer in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite property and casualty insurance include National Indemnity Company, Medical Protective Company, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, Kansas Bankers Surety, Cypress Insurance Company, Boat U.S. and several other subsidiaries referred to as the “Homestate Companies.”

MidAmerican Energy Holdings Company (“MidAmerican”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among MidAmerican’s operating energy companies are Northern Electric and Yorkshire Electricity; MidAmerican Energy Company; Pacific Power and Rocky Mountain Power; and Kern River Gas Transmission Company and Northern Natural Gas. In addition, MidAmerican owns HomeServices of America, a real estate brokerage firm. Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes, Inc. (“Clayton”)) and transportation equipment and furniture leasing (XTRA and CORT). McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others. The Marmon Group is an international association of approximately 130 manufacturing and service businesses that operate independently within diverse business sectors. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet.

Numerous business activities are conducted through Berkshire’s other manufacturing, services and retailing subsidiaries. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group and Justin Brands manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training to aircraft operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Albecca, a designer, manufacturer and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 5,700 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the United States; Forest River, a leading manufacturer of leisure vehicles in the United States; Business Wire, the leading global distributor of corporate news, multimedia and regulatory filings; Iscar Metalworking Companies, an industry leader in the metal cutting tools business; TTI, Inc., a leading distributor of electronic components and Richline Group, a leading jewelry manufacturer.

Operating decisions for the various Berkshire businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors. The Berkshire businesses collectively employ approximately 225,000 people.

Berkshire’s executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.

Berkshire Hathaway Finance Corporation

BHFC is a Delaware corporation that was created by Berkshire on August 4, 2003. Assets of BHFC consist of term loans to Vanderbilt Mortgage and Finance, Inc. (“Vanderbilt”), a wholly owned subsidiary of Clayton and an indirect wholly owned subsidiary of Berkshire. BHFC currently charges Vanderbilt interest at a rate which is approximately 100 basis points higher than it pays on its related debt obligations (consisting of BHFC’s 4.125% Senior Notes due 2010, 4.20% Senior Notes due 2010, Floating Rate Senior Notes due 2011, 4.000% Senior Notes due 2012, 4.75% Senior Notes due 2012, 5.125% Senior Notes due 2012, 4.50% Senior Notes due 2013, 4.60% Senior Notes due 2013, 4.625% Senior Notes due 2013, 5.0% Senior Notes due 2013, 5.10% Senior Notes due 2014, 4.85% Senior Notes due 2015 and 5.40% Senior Notes due 2018).

BHFC’s executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.

Proposed acquisition of Burlington Northern Santa Fe Corporation

On November 3, 2009, Berkshire entered into a merger agreement with Burlington Northern Santa Fe Corporation (“BNSF”), pursuant to which Berkshire has proposed to acquire, for cash and stock, the remaining 77.4% of the outstanding shares of BNSF common stock that Berkshire does not already own. Following the proposed transaction, Berkshire would hold 100% of the outstanding shares of BNSF common stock.

If the merger is completed, each share of BNSF common stock will be converted into the right to receive, at the BNSF stockholder’s election (subject to certain proration and reallocation procedures), either (i) $100.00 in cash, or (ii) a portion of a share of Berkshire Class A common stock equal to an exchange ratio determined by dividing $100.00 by a trading value for Berkshire Class A common stock computed over a specified period in accordance with the merger agreement; provided, however, that above and below specified trading values for the Berkshire Class A common stock, the exchange ratio will be a fixed number as specified in the merger agreement.

Under the merger agreement, approximately 60% of the total merger consideration payable by Berkshire to BNSF stockholders will be in the form of cash and approximately 40% will be in the form of Berkshire common stock. Accordingly, the cash and stock elections that the BNSF stockholders make with respect to their shares may be subject to proration and reallocation so as to achieve as closely as practicable this 60/40 cash-stock split.

The transaction is subject to customary closing conditions and requires approval by (i) the holders of at least 66-2/3% of the outstanding shares of BNSF common stock not owned by Berkshire and (ii) the holders of a majority of the outstanding shares of BNSF common stock.

If the requisite approval of the BNSF stockholders is obtained and the other conditions to close are met or waived, the merger is expected to become effective during the first quarter of 2010.

The offering

Issuer	Berkshire Hathaway Finance Corporation, a wholly owned finance subsidiary of Berkshire Hathaway Inc.

Guarantor	Berkshire Hathaway Inc.

Securities offered	$750,000,000 aggregate principal amount of 5.750% Senior Notes due 2040.
$250,000,000 aggregate principal amount of Floating Rate Senior Notes due 2012.

Offering price	98.802% in respect of the 5.750% Senior Notes due 2040.
100% in respect of the Floating Rate Senior Notes due 2012.

Maturity date	January 15, 2040 in respect of 5.750% Senior Notes due 2040.
January 13, 2012 in respect of the Floating Rate Senior Notes due 2012.

Interest	The 5.750% Senior Notes due 2040 will bear interest at a rate per annum equal to 5.750%. Interest on the 5.750% Senior Notes due 2040 will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2010. The Floating Rate Senior Notes due 2012 will bear interest at a rate per annum equal to LIBOR plus 0.125%. Interest on the Floating Rate Senior Notes due 2012 will be payable quarterly in arrears on January 13, April 13, July 13, and October 13 of each year, commencing on April 13, 2010.

Guarantee	All of BHFC’s obligations under the notes will be unconditionally and irrevocably guaranteed by Berkshire.

Ranking	The notes will be unsecured senior obligations of BHFC, will rank pari passu in right of payment with all of BHFC’s unsubordinated, unsecured indebtedness and will be senior in right of payment to all of its subordinated indebtedness. As of September 30, 2009, BHFC had no secured indebtedness and $12.1 billion of indebtedness.

The guarantee will be an unsecured senior obligation of Berkshire, will rank pari passu with all of its unsubordinated, unsecured indebtedness and senior to all of its subordinated indebtedness, and will be effectively subordinated to all of its existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of its subsidiaries (secured or unsecured). As of September 30, 2009, Berkshire had no secured indebtedness and $169 million of indebtedness, and its subsidiaries had $37.8 billion of indebtedness.

Redemption	BHFC will have the option to redeem the 5.750% Senior Notes due 2040 in whole or in part, at any time, at a redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed or (B) as determined by the quotation agent and as described herein under “Description of the notes and the guarantee—Optional redemption,” the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of such payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described herein under “Description of the notes and the guarantee—Optional Redemption” plus 20 basis points, and plus accrued interest to the date on which the notes are to be redeemed.

BHFC will not have the right to redeem the Floating Rate Senior Notes due 2012.

Repayment	The notes will not be repayable at the option of the holder prior to maturity.

Sinking fund	The notes are not subject to a sinking fund provision.

Form and denomination	The Depository Trust Company (“DTC”) will act as securities depositary for the notes, which will be issued only as fully registered global securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC, except in certain circumstances. One or more fully registered global notes will be issued to DTC for the notes. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of proceeds	We expect to use the proceeds of this offering to satisfy and retire certain existing indebtedness of BHFC. See “Use of proceeds.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing law	New York

Risk factors	You should carefully consider the specific factors set forth under “Risk factors,” beginning on page 7 of this prospectus as well as the information and data included elsewhere or incorporated by reference in this prospectus, before making an investment decision.

Ratio of earnings to fixed charges

The following table sets forth Berkshire’s ratio of consolidated earnings to consolidated fixed charges for the periods indicated.

	Nine months ended September 30, 2009		Year ended December 31,
			2008		2007		2006		2005		2004

Earnings Available for Fixed Charges (in millions)	$8,798		$9,850		$22,363		$18,757		$13,135		$11,574
Fixed Charges (in millions)	$1,711		$2,276		$2,202		$1,979		$867		$875
Ratio of Earnings to Fixed Charges	5.14	x	4.33	x	10.16	x	9.48	x	15.15	x	13.23	x

Risk factors

An investment in our securities involves some degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in the section entitled “Risk factors” in any prospectus supplement and the risks described in Berkshire’s most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q. The occurrence of any of these risks could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities and the loss of all or part of your investment.

There is currently no trading market for the notes and an active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

Use of proceeds

We intend to use all of net proceeds that we receive from the sale of the notes to satisfy and retire BHFC’s existing 4.125% Senior Notes due 2010.

Description of the notes and guarantee

The following description of certain material terms of the notes and the guarantee does not purport to be complete.

The following description is subject to, and is qualified in its entirety by reference to, the indenture (the “indenture”) dated as of December 22, 2003 among BHFC, as issuer, Berkshire, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association, as trustee (the “trustee”), the forms of the notes approved by the board of directors of BHFC and the guarantee to be entered into by Berkshire for the benefit of the holders of the notes (the “guarantee”).

Certain capitalized terms used herein are defined in the indenture. As used in this section, the terms “we,” “us” and “our” refer to Berkshire Hathaway Finance Corporation and “Berkshire” refers to Berkshire Hathaway Inc., but not any of their respective subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein), the form of note and the guarantee because they, and not this description, define your rights as a beneficial holder of the notes. You may request copies of these documents from us at our address set forth above under “Summary—Berkshire Hathaway Finance Corporation.” The indenture and a form of the notes, including the guarantee to be endorsed thereon, are included or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

General

The 5.750% Senior Notes due 2040 and the Floating Rate Senior Notes due 2012 offered by this prospectus will be issued as separate series under the indenture. The notes will be our senior unsecured obligations and will be initially limited in aggregate principal amount to $750,000,000 in the case of the 5.750% Senior Notes due 2040 and $250,000,000 in the case of the Floating Rate Senior Notes due 2012. We may at any time, without notice to or consent of the holders of the notes offered by this prospectus, issue additional notes of the same series as the notes offered hereby. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the notes offered hereby, except for possible variations permitted under the indenture. Any such additional notes, together with the notes offered hereby, will constitute a single series of notes under the indenture.

The entire principal amount of the 5.750% Senior Notes due 2040 will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2040. The entire principal amount of the Floating Rate Senior Notes due 2012 will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 13, 2012. Each series of the notes will have the benefit of an unconditional and irrevocable guarantee from Berkshire.

The notes will be evidenced by one or more global notes deposited with a custodian for and registered in the name of a nominee of DTC. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. See “—Book-entry delivery and form.”

Payments on the notes will be made through the paying agent, which will initially be the trustee, to DTC. Payments on the notes will be made in U.S. dollars at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. You may present the notes for registration of transfer and exchange, without service charge, at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). The transfer of certificated notes will be registrable and notes will be exchangeable for notes of other denomination of a like aggregate principal amount at such office or agency.

You will not have the right to cause us to repurchase the notes in whole or in part at any time before they mature. The notes are not subject to a sinking fund provision.

Interest — Fixed rate notes

The 5.750% Senior Notes due 2040 will be referred to herein as the fixed rate notes.

The fixed rate notes will accrue interest at a rate of 5.750% per annum. The fixed rate notes will accrue interest on their stated principal amount from January 13, 2010, or from the most recent date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually in arrears on January 15 and July 15 of each year, which we refer to as interest payment dates, commencing on July 15, 2010. Interest will be paid to the person in whose name a fixed rate note is registered at the close of business on January 1 or July 1 (whether or not a business day), which we refer to as the record dates, immediately preceding the relevant interest payment date.

The amount of interest payable on the fixed rate notes for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest is payable on the fixed rate notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date. A “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, the City of New York are authorized or required by law, regulation or executive order to close.

Any amounts payable on any fixed rate notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

Interest — Floating rate notes

The Floating Rate Senior Notes due 2012 will be referred to herein as the floating rate notes.

The floating rate notes will bear interest from January 13, 2010 at a rate per annum equal to the initial interest rate and thereafter will be reset as described below at a rate per annum equal to

LIBOR (as defined below) plus 0.125% per annum. The initial interest rate will be equal to LIBOR plus 0.125% per annum as determined by the calculation agent as described below. Interest on the floating rate notes will be payable quarterly in arrears on January 13, April 13, July 13, and October 13 of each year, commencing April 13, 2010, to the person in whose name such notes are registered at the close of business on the preceding January 1, April 1, July 1, and October 1 as applicable (whether or not a business day). If any interest payment date falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day and interest will accrue to but excluding the date interest is paid. However, if the postponement would cause the day to fall in the next calendar month, the interest payment date will instead be brought forward to the immediately preceding business day. For purposes of this prospectus, a “business day” is any day other than a Saturday, Sunday or other day that, in New York City, banking institutions generally are authorized or obligated by law or executive order to close.

The rate of interest on the floating rate notes will reset quarterly (the “interest reset period,” and the first day of each interest reset period will be an “interest reset date”). The interest reset date will be the same dates as the interest payment dates.

The calculation agent for the floating rate notes is The Bank of New York Trust Company, N.A., which we refer to as the “calculation agent.”

The calculation agent will determine the initial interest rate on the second London business day preceding the issue date for the floating rate notes and the interest rate for each succeeding interest reset period by reference to LIBOR on the second London business day preceding the applicable interest reset date, each of which we refer to as an “interest determination date.”

“London business day” means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

The interest rate for the floating rate notes will be based on the London interbank offered rate, which we refer to as “LIBOR,” and will be determined by the calculation agent as follows:

(i) As of an interest determination date, LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on the date of issuance of the floating rate notes and on each related interest reset date, that appears on the Reuters Screen LIBOR01 Page, or any successor service, at approximately 11:00 a.m., London time, on that interest determination date.

(ii) If no rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with Berkshire, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the date of issuance of the floating rate notes or on the related interest reset date, as the case may be, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the related interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that interest reset date, by three major banks in New York City, as selected by the calculation agent after consultation with Berkshire for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related interest reset date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

Accrued interest on the floating rate notes will be calculated by multiplying the principal amount of such notes by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. The interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date, or if none, the initial interest rate. All percentages used in or resulting from any calculation for the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with .000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).

Guarantee of notes

Berkshire will unconditionally and irrevocably guarantee the payment of all of our obligations under the notes offered hereby pursuant to a guarantee to be endorsed on the notes offered hereby, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. If we default in the payment of the principal of, or interest on, such notes when and as the same shall become due, whether upon maturity, acceleration, or otherwise, without the necessity of action by the trustee or any holder of such notes, Berkshire shall be required promptly and fully to make such payment.

Ranking

The notes will be our senior unsecured obligations and will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. As of September 30, 2009, we had no secured indebtedness and $12.1 billion of indebtedness.

The guarantee will be a senior unsecured obligation of Berkshire, will rank pari passu with all of Berkshire’s unsubordinated, unsecured indebtedness and senior to all of Berkshire’s subordinated indebtedness, and will be effectively subordinated to all of Berkshire’s existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of Berkshire’s subsidiaries (secured or unsecured). As of September 30, 2009, Berkshire had no secured indebtedness and $169 million of indebtedness, and its subsidiaries had $37.8 billion of indebtedness.

Optional redemption

Fixed rate notes

We will have the option to redeem the 5.750% Senior Note due 2040 in whole or in part, at any time, at a redemption price equal to the greater of (A) 100% of the principal amount of the fixed rate notes to be redeemed or (B) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed, not including any portion of such payments of interest accrued as of the date on which the fixed rate notes are to be redeemed, discounted to the date on which the fixed rate notes are to be redeemed on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 20 basis points, in each case, plus accrued interest on the fixed rate notes to be redeemed to the date on which the fixed rate notes are to be redeemed.

We will utilize the following procedures to calculate the adjusted treasury rate described in the previous paragraph. We will appoint J.P. Morgan Securities Inc. or its successor and two or more other primary U.S. Government securities dealers in New York City as reference dealers, and we will appoint J.P. Morgan Securities Inc. or its successor to act as our quotation agent. If J.P. Morgan Securities Inc. or its successor is no longer a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer in its place as a reference dealer.

The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of our fixed rate notes which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of our notes. The reference dealers will provide us with the bid and asked prices for that comparable United States Treasury security as of 5:00 p.m. on the third business day before the redemption date. We will calculate the average of the bid and asked prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the average of the remaining reference dealer quotations. However, if we obtain fewer than three reference dealer quotations, we will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable treasury price. The adjusted treasury rate will be the semi-annual equivalent yield to maturity of a security whose price is equal to the comparable treasury price, in each case expressed as a percentage of its principal amount.

We may redeem the fixed rate notes at any time on a redemption date of our choice. However, we must give the holders of such notes notice of the redemption not less than 30 days or more than 60 days before the redemption date. We will give the notice in the manner described under “—Notices.” If we elect to redeem fewer than all the notes, the trustee will select the particular notes to be redeemed on a pro rata basis, by lot or by such other method of random selection, if any, that the trustee deems fair and appropriate.

Floating rate notes

We will not have the right to redeem our Floating Rate Notes due 2012.

Consolidation, merger and sale of assets

Except as otherwise provided in the indenture and the notes of either series, neither we nor Berkshire may (A) (i) merge into or consolidate with any other entity, or (ii) convey, transfer or lease our respective properties and assets substantially as an entirety to any individual, corporation, partnership or other entity or (B) permit (i) any individual, corporation, partnership or other entity to consolidate with or merge into either us or Berkshire, or (ii) convey, transfer or lease its properties and assets substantially as an entirety to either us or Berkshire, unless:

•

in the case of clause (A) above, the successor or transferee corporation (or other entity) shall (i) be a corporation, partnership, limited liability company, trust or similar entity organized under the laws of the United States of America, any State of the United States or the District of Columbia (unless we deliver a legal opinion to the trustee stating that there will not be any adverse tax effect on the holders of the notes as a result of such successor or transferee not being organized under any such laws), and (ii) expressly assume, as applicable, (a) the due and punctual payment of the principal of and any interest on such series of notes and the performance of our obligations under the indenture or (b) the due and punctual performance of the guarantee and Berkshire’s obligations under the indenture; and

•

in the case of clause (B) above, after giving effect to such transaction (and treating any indebtedness which becomes an obligation of ours, Berkshire’s or any consolidated subsidiary of Berkshire’s as a result of such transaction as having been incurred by us, Berkshire or such consolidated subsidiary of Berkshire’s, as applicable, at the time of such transaction), no event of default (and no event which, after notice or lapse of time or both, would become an event of default) under the indenture shall have happened and be continuing.

Events of default

Any one of the following events will constitute an event of default with respect to each series of the notes:

•	a default in the payment of any interest on such series of notes when due and payable, and the continuance of such default for a period of 30 days;

•	a default in the payment of principal of such series of notes when due and payable;

•

a default in the performance, or breach, of other covenants or warranties of ours or Berkshire’s in the indenture or of Berkshire’s in the guarantee that continues for 60 days after we or Berkshire, as the case may be, receive notice of the default or breach;

•	certain defaults under other indebtedness having an aggregate principal amount outstanding of at least $1.0 billion by Berkshire, us or any of Berkshire’s other consolidated subsidiaries; and

•	certain events of bankruptcy, insolvency or liquidation involving Berkshire or us.

If an event of bankruptcy, insolvency or liquidation of Berkshire or us has occurred, the principal of the notes and any other amounts payable under the indenture will become immediately due and payable. If any other event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of such series of notes may declare the principal of such notes and any other amounts payable under the indenture to be forthwith due and payable and enforce their other rights as a creditor with respect to such notes.

Defeasance

Our obligations with respect to the payment of the principal and interest on either series of the notes, and Berkshire’s obligations with respect to such notes under the indenture and the guarantee, will terminate if we irrevocably deposit or cause to be deposited with the trustee as trust funds specifically held in trust for, and dedicated solely to, the benefit of the holders of such notes:

•	cash,

•

U.S. government obligations, which through the scheduled payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, cash, or

•	a combination of the foregoing,

in each case sufficient to pay and discharge each installment of principal and interest on such notes.

The discharge of such notes is subject to certain other conditions, including, without limitation,

•

no event of default or event (including such deposit) which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit (or, with respect to an event of bankruptcy, insolvency or liquidation of Berkshire or us, at any time on or prior to the 90th day after the date of such deposit),

•

we shall have delivered to the trustee an opinion of independent tax counsel stating that (i) we have received from, or there has been published by, the IRS a ruling or (ii) since the date of the indenture there has been a change in applicable federal income tax law, in either case, to the effect that holders of such notes will not recognize gain or loss for United States federal income tax purposes if we make such deposit,

•	we shall have delivered to the trustee a certificate stating that such notes, if they are then listed on any securities exchange, will not be delisted as a result of such deposit, and

•	such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we or Berkshire are a party or otherwise bound.

Modification and waiver

Modification of indenture

The indenture provides that we, Berkshire and the trustee may, without the consent of any holders of notes, enter into supplemental indentures for the purposes, among other things, of adding to our or Berkshire’s covenants, adding additional events of default, curing ambiguities or inconsistencies in the indenture, or making other changes to the indenture, provided such action does not adversely affect the interests of the holders of the notes in any material respect.

In addition, modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than 51% of the aggregate principal amount of either series of the notes, provided, however, that no such modification or amendment may, without the consent of each holder of notes outstanding that is affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any notes,

•	reduce the principal of or interest rate on any notes,

•	change the place of payment where, or the currency in which, such notes or any interest thereon is payable,

•	impair the right to institute suit for the enforcement of any payment on or with respect to such notes on or after the stated maturity thereof or on the guarantee,

•

reduce the percentage in principal amount of notes of such series then outstanding required for modification or amendment of the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

•	modify any of the above provisions.

Waiver of default

The holders of not less than a majority of aggregate principal amount of either series of the notes then outstanding may, on behalf of the holders of all notes of such series, waive any past default under the indenture with respect to such notes except a default in the payment of principal or any interest on such notes and a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of each holder of such notes then outstanding.

Assumption by Berkshire

The indenture provides that Berkshire may, without the consent of the trustee or the holders of the notes, assume all of our rights and obligations under the indenture and the notes if, after giving effect to such assumption, no event of default or event which with notice or lapse of time would become an event of default shall have occurred and be continuing. In addition, Berkshire shall assume all of our rights and obligations under the indenture and a series of notes if, upon a default by us in the due and punctual payment of the principal of or interest on such notes, Berkshire is prevented by any court order or judicial proceeding from fulfilling its obligations under the guarantee. Such assumption shall result in such notes becoming the direct obligations of Berkshire and shall be effected without the consent of the trustee or the holders of any notes. Upon any such assumption, Berkshire will execute a supplemental indenture evidencing its assumption of all such rights and obligations and we will be released from our liabilities under the indenture and such notes as obligor on such notes.

Book-entry delivery and form

General

The notes offered hereby will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

Each series of the notes offered hereby initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons, which we refer to as the “global notes.”

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”)), as described below under “—Depositary procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of book-entry notes for certificated notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither we nor Berkshire take any responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the Underwriters with portions of the principal amount of the global notes; and

•

ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC’s participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are participants or indirect participants in such system. Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some jurisdictions require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Exchange of book-entry notes for certificated notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We, Berkshire and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, Berkshire, the trustee or any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee, us or Berkshire. None of us, Berkshire or the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we, Berkshire and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with

DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. None of us, Berkshire or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we and Berkshire believe to be reliable, but neither we nor Berkshire take any responsibility for the accuracy thereof.

Exchange of book-entry notes for certificated notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act, or

•	if there shall have occurred and be continuing an event of default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and paying agents

Payments on the notes will be made in U.S. dollars at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our initial paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us or Berkshire upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us or Berkshire, holders entitled to the money must look to us or Berkshire for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Governing law

The indenture, the notes and the guarantee will be governed by and construed in accordance with the laws of the State of New York.

Material United States federal income and

estate tax considerations

The following is a summary of the material U.S. federal income and estate tax considerations that may be relevant to initial holders of the notes. The summary is limited to holders that purchase notes in the initial offering for cash at their issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended (the “Code”), and that hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, for investment). The summary does not purport to address all of the tax considerations that may be relevant to a particular holder or to deal with the tax considerations that may be relevant to holders in special tax situations, such as banks, thrifts, real estate investment trusts, regulated investment companies, partnerships and other pass-through entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, foreign persons (except to the extent specifically provided below), tax-exempt organizations, expatriates and certain former citizens or long-term residents of the U.S., persons holding notes as part of a straddle, hedge, conversion transaction, “synthetic security” or other integrated investment, persons deemed to sell the notes under the constructive sale provisions of the Code, or U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, nor does it address alternative minimum taxes or state, local, or foreign taxes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. A partnership considering a purchase of the notes, and partners in such a partnership, should consult their own tax advisers regarding the tax consequences to them of the purchase, ownership and disposition of the notes.

Under the terms of the fixed rate notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the fixed rate notes. It is possible that the Internal Revenue Service (“IRS”) could assert that the payment of such excess amounts is a “contingent payment” and the fixed rate notes are therefore contingent payment debt instruments for U.S. federal income tax purposes. Under the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the fixed rate notes are issued) are ignored. We believe that the possibility of making additional payments is remote and/or incidental. Accordingly, we do not intend to treat the fixed rate notes as contingent payment debt instruments. Our position will be binding on holders of the fixed rate notes, unless a holder timely and explicitly discloses to the IRS that it takes a position different from ours. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, the timing and amount of income included and the character of the income recognized with respect to the fixed rate notes may be materially different from the consequences discussed herein. Holders should consult their own tax advisors regarding this issue. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

This summary is based upon the Code, Treasury regulations, IRS rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. No ruling has been or will be sought from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. As a result, the IRS could disagree with portions of this discussion.

Persons considering a purchase of the notes should consult their own tax advisers with respect to the tax consequences to them of the purchase, ownership and disposition of the notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Consequences to U.S. holders

The following discussion summarizes the material U.S. federal income tax considerations relevant to a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) a trust if it (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Payments or accruals of interest

Payments or accruals of interest on a note will be taxable to U.S. holders as ordinary interest income at the time such U.S. holders receive or accrue such amounts (in accordance with a holder’s regular method of tax accounting).

Sale, exchange, redemption or other disposition of the notes

When a U.S. holder disposes of a note by sale, exchange, redemption or other disposition, the holder will generally recognize gain or loss equal to the difference between the amount the holder realizes on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “Payments or accruals of interest”) and the holder’s adjusted federal income tax basis in the note. A U.S. holder’s tax basis in a note will generally equal the cost of the note to the holder.

The gain or loss that a U.S. holder recognizes on the sale, exchange, redemption or other disposition of a note will generally be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or other disposition of a note will be long-term capital gain or loss if the holder held the note for more than one year on the date of disposition. Capital gains recognized by individuals on assets held for longer than one year are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

Unless a U.S. holder is an exempt recipient, such as a corporation, payments under the notes or proceeds received from the sale of the notes will generally be subject to information reporting and will generally also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld do not constitute a separate tax and will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to non-U.S. holders

The following discussion summarizes the material U.S. federal income and estate tax considerations relevant to a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes a nonresident alien individual, a foreign corporation, or a trust or estate that is not a U.S. holder.

Payments of interest

Payments of interest on the notes made to a non-U.S. holder will generally be exempt from U.S. federal income and withholding tax, provided that:

•

the non-U.S. holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of Berkshire Hathaway Finance Corporation’s stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Berkshire Hathaway Finance Corporation through stock ownership;

•	the non-U.S. holder is not a bank receiving interest on a loan entered into the ordinary course of its trade or business;

•

the non-U.S. holder certifies on IRS Form W-8BEN (or a successor form), under penalties of perjury, that it is a non-U.S. holder and provides its name and address or otherwise satisfies applicable documentation requirements; and

•

the payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a United States permanent establishment).

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides us with a properly executed:

•	IRS Form W-8BEN (or a successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or a successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If payments of interest on the notes are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment), then such non-U.S. holder will be subject to U.S. federal income tax on such interest payments on a net income basis in the same manner as a U.S. holder (although such non-U.S. holder will be exempt from the 30% U.S. federal withholding tax if the certification requirements discussed above are satisfied). In addition, a non-U.S holder that is a foreign corporation may be subject to an additional branch profits tax equal to 30% (or lower applicable tax treaty rate) of such interest, subject to adjustments.

Sale, exchange, or redemption

Any gain realized by a non-U.S. holder upon a sale, exchange or redemption of the notes will generally not be subject to U.S. federal income tax, unless:

•

the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, where a tax treaty applies, is attributable to a United States permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Any gain realized by a non-U.S. holder upon a sale, exchange or redemption of the notes that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, where a tax treaty applies, is attributable to a United States permanent establishment) will generally be taxable as discussed above with respect to interest on the notes. If a non-U.S. holder is subject to United States federal income tax because the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, any gain realized by the non-U.S. holder on the sale, exchange or redemption of the notes that is not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will be subject to a flat 30% tax on the gain derived from such disposition, which gain may be offset by United States-source capital losses.

Estate tax

A note will generally not be subject to U.S. federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that the holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of Berkshire Hathaway Finance Corporation’s stock and, at the time of the holder’s death, payments of interest on the note would not have been effectively connected with the conduct by the holder of a trade or business in the United States.

Backup withholding and information reporting

Generally, we must report to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. These reporting requirements apply regardless of whether withholding is reduced or eliminated by the Code or an applicable income tax treaty. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable tax treaty.

In general, a non-U.S. holder will not be subject to U.S. federal backup withholding with respect to payments of interest on the notes if the non-U.S. holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments. In addition, no information reporting or backup withholding will generally be required with respect to the proceeds of a sale of the notes by a non-U.S. holder made within the United States or conducted through certain United States-related financial intermediaries if the payor receives such a form or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts so withheld will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Proposed legislation

The House of Representatives recently passed legislation which would generally impose, effective for payments made on or after January 1, 2013, a withholding tax of 30% on interest income from, and the gross proceeds of a disposition of, notes paid to certain foreign entities unless various information reporting requirements are satisfied. There can be no assurance as to whether or not this legislation will ultimately be enacted, and, if it is enacted, what form it will take or when it will be effective. Non-U.S. holders are encouraged to consult their own tax advisers regarding the possible implications of this proposed legislation on their investment in the notes.

Underwriting

Subject to the terms and conditions stated in the underwriting agreement among us, the guarantor, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, we have agreed to sell to each underwriter and each underwriter named below has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below.

Underwriter	Aggregate principal amount of Fixed Rate Notes	Aggregate principal amount of Floating Rate Notes

J.P. Morgan Securities Inc.	$500,000,000	$166,667,000
Wells Fargo Securities, LLC	$250,000,000	$83,333,000
Total	$750,000,000	$250,000,000

The underwriters have agreed to purchase all of the notes if any of them are purchased. The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to, among other customary conditions, the delivery of certain legal opinions by their counsel. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.500% of the principal amount of the fixed rate notes and 0.075% of the principal amount of the floating rate notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount of the fixed rate notes and 0.025% of the principal amount of the floating rate notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we and Berkshire have agreed that, subject to certain exceptions we and Berkshire will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

	Underwriting Discounts and Commissions paid by us

	Per Note	Total

5.750% Senior Notes due 2040	0.875%	$6,562,500
Floating Rate Senior Notes due 2012	0.150%	$375,000
Total		$6,937,500

We estimate that we will spend approximately $1.3 million for printing, rating agency fees, trustee and legal fees and other expenses related to this offering. The underwriters have agreed to reimburse BHFC and Berkshire $937,500 for certain expenses incurred in connection with this offering.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the senior notes in the open market for the purpose of pegging, fixing or maintaining the price of the senior notes. Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the senior notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriters will not offer or sell any of our notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This prospectus or any other offering material relating to the notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to the exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for the subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the SFA, (2) to a relevant person under Section 275(1) and/or any person under Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the

SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses reimbursements.

Legal matters

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Munger, Tolles & Olson LLP, Los Angeles, California, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is a director of Berkshire. Mr. Olson and the other attorneys at Munger, Tolles & Olson LLP who are representing BHFC and Berkshire in connection with the offering of debt securities beneficially own, in the aggregate, approximately 350 shares of Berkshire Class A common stock and approximately 480 shares of Berkshire Class B common stock.

Experts

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Berkshire’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Berkshire’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Berkshire Hathaway Finance Corporation

Berkshire Hathaway Inc.